STATE OF DELAWARE
                                                         SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                      FILED 09:00 AM 01/22/2001
                                                         010033555 - 2202214

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

         Carmine T. Oliva and Robert B. Runyon certify that:

         1. They are the president and secretary, respectively, of MicroTel International, Inc., a Delaware corporation (the "Corporation").

         2. Article Fourth of the Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

                  "FOURTH: The aggregate number of shares of all classes of capital stock which the Company has the authority to issue is sixty million (60,000,000), which is divided into two classes as follows:

                           Fifty Million (50,000,000) shares of Common Stock
                  ("Common Stock") with a par value of 1/3 cent per share, and

                           Ten Million (10,000,000) shares of Preferred Stock
                  ("Preferred Stock") with a par value of $.01 per share.

                  The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the Preferred Stock is as follows:

                  (1) Issuance in Series.

                           Shares of Preferred Stock may be issued in one or
                  more series at such time or times, and for such considerations as the Board of Directors may determine. All shares of any one series of Preferred Stock will be identical with each other in all respects, except that shares of one series issued at different times may differ as to dates from which dividends thereon may be cumulative. All series will rank equally and be identical in all respects, except as permitted by the following provisions of paragraph 2 of this Article FOURTH.

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                  (2) Authority of the Board with Respect to Series.

                           The Board of Directors is authorized, at any time and
                  from time to time, to provide for the issuance of the shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment hereto including, but not limited to, determination of any of the following:

                                    (i) The number of shares constituting that
                  series and the distinctive designation of that series;

                                    (ii) The dividend rate or rates on the
                  shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, the payment date or dates for dividends and the relative rights of priority, if any, of payment of dividends on shares of that series;

                                    (iii) Whether that series shall have voting
                  rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                                    (iv) Whether that series shall have
                  conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                                    (v) Whether or not the shares of that series
                  shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                                    (vi) Whether that series shall have a
                  sinking or retirement fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking or retirement fund;

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                                    (vii) The rights of the shares of that
                  series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series;

                                    (viii) Any other preferences, privileges and
                  powers, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the Board of Directors may deem advisable and are not inconsistent with the provisions of this Certificate of Incorporation.

                  (3) Dividends.

                           Dividends on outstanding shares of Preferred Stock
                  shall be paid or declared and set apart for payment in accordance with their respective preferential and relative rights before any dividends shall be paid or declared and set apart for payment on the outstanding shares of Common Stock with respect to the same dividend period.

                  (4) Liquidation.

                           If upon any voluntary or involuntary liquidation,
                  dissolution or winding up of the Company, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential and relative amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

                  (5) Reacquired Shares.

                           Shares of Preferred Stock which have been issued and
                  reacquired in any manner by the Company (excluding, until the Company elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired, and shares which have been converted into shares of Common Stock) will have the status of authorized and unissued shares of Preferred Stock and may be reissued.

                  (6) Voting Rights.

                           Shares of Preferred Stock shall each have the number
                  of votes provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, or as otherwise required by law. Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever."

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         3. The foregoing amendment to the Certificate of Incorporation of the
Corporation has been duly approved by the Board of Directors of the Corporation.

         4. Pursuant to Sections 228(a) and 242 of the Delaware General Corporation Law, approval of the stockholders holding a majority of the Common Stock was duly obtained at a Special Meeting of Stockholders of the Corporation held on January 16, 2001.

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         IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of
Incorporation has been signed by the President and Secretary of this Corporation as of November 20, 2000.

                                               /S/ CARMINE T. OLIVA
                                               ---------------------------------
                                               Carmine T. Oliva, President

                                               /S/ ROBERT B. RUNYON
                                               ---------------------------------
                                               Robert B. Runyon, Secretary

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